UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thalman, William M.
   One Gateway Center, 19th Floor
   Pittsburgh, PA  15222
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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  Common Stock, $0.01 par v|      |    | |                  |   |           |1,299              |D     |                           |
alue                       |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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 Employee Stock Option|$28.875 |     |    | |           |   |(1)  |7/31/|Common Stock|       |       |2,000       |D  |            |
 (Right to Buy)       |        |     |    | |           |   |     |07   |            |       |       |            |   |            |
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 Employee Stock Option|$21.5312|     |    | |           |   |(2)  |7/31/|Common Stock|       |       |2,000       |D  |            |
 (Right to Buy)       |5       |     |    | |           |   |     |08   |            |       |       |            |   |            |
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 Employee Stock Option|$13.9375|     |    | |           |   |(3)  |7/31/|Common Stock|       |       |6,000       |D  |            |
 (Right to Buy)       |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Employee Stock Option |$5.53125|     |    | |           |   |(4)  |2/28/|Common Stock|       |       |5,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |10   |            |       |       |            |   |            |
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Employee Stock Option |$3.5625 |5/1/0|A   | |5,000      |A  |(5)  |5/1/1|Common Stock|       |       |5,000       |D  |            |
(Right to Buy)        |        |0    |    | |           |   |     |0    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Options vest and become exercisable at a rate of one-third on each of July 31, 1998, 1999 and 2000.
(2) Options vest and become exercisable at a rate of one-third on each of July 31, 1999, 2000 and 2001.
(3) Options vest and become exercisable at a rate of one-third on each of July 31, 2000, 2001 and 2002.
(4) Options vest and become exercisable at a rate of one-third on each of February 28, 2001, 2002 and 2003.
(5) Options vest and become exercisable at a rate of one-third on each of May 1, 2001, 2002 and 2003
SIGNATURE OF REPORTING PERSON
Filed via EDGAR - Manual signature maintained by the Company
DATE
June 12, 2000